Exhibit 99.1

            News Release
Investor Contact:
Paul A. Scoff
+1 800.225.1560
investorrelations@spragueenergy.com

Sprague Resources Announces Receipt of Proposal to Acquire All
of its Outstanding Common Units
PORTSMOUTH, N.H., January 11, 2022 -- Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that it received an unsolicited non-binding proposal from Hartree Partners, LP (“Hartree”) dated January 11, 2022, pursuant to which Hartree would acquire all of the outstanding common units of Sprague (the “Common Units”) that Hartree and its affiliates do not already own in exchange for $16.50 in cash per Common Unit. Hartree and its affiliates hold approximately 74.5% of the outstanding Common Units of Sprague as of January 11, 2022.
The proposed consideration of $16.50 per Common Unit represents a premium of approximately 10.6% to the closing price of the Common Units on January 10, 2022, a premium of approximately 22.5% to the 30-day volume weighted average price of the Common Units prior to January 10, 2022, and a price equal to the $16.50 per common unit price that affiliates of Hartree paid to an affiliate of Axel Johnson Inc. to acquire the 61.2% limited partner interest in Sprague in a transaction entered into on April 20, 2021.
The board of directors of Sprague’s general partner expects to delegate the authority to evaluate and negotiate the proposal to its conflicts committee. The conflicts committee, which will be composed of only independent directors of the board of directors of Sprague’s general partner, will consider the proposal in accordance with provisions contained in Sprague’s partnership agreement and is expected to engage legal and financial advisors in connection with its consideration of the proposal. The proposal is non-binding and is subject to the negotiation and execution of a mutually acceptable merger agreement and appropriate supporting agreements which would set out all of the terms and conditions relevant to the proposed transaction. These agreements, if executed, would be subject to customary closing conditions, including any necessary regulatory approvals.
A copy of the unsolicited non-binding proposal letter is included below:

January 11, 2022

Board of Directors
Sprague Resources GP LLC
185 International Drive
Portsmouth, New Hampshire 03801

Re:     Proposal to Acquire All Outstanding Publicly Held Common Units Representing Limited Partner Interests in Sprague Resources LP

Ladies and Gentlemen:

On behalf of Hartree Partners, LP (“Hartree”), I am pleased to submit to you this proposal (the “Proposal”) pursuant to which Hartree or certain of its affiliates would acquire for cash all of the outstanding common units representing limited partner interests (“Common Units”) of Sprague Resources LP (“Sprague LP”) not already beneficially owned by Hartree (the “Transaction”), at a price of $16.50 per Common Unit, subject to the negotiation of satisfactory definitive agreements and the other matters described below.

As you are aware, Hartree owns, through its wholly owned subsidiary, Sprague HP Holdings, LLC, (i) 19,548,849 Common Units, representing 74.5% of the limited partnership interest in Sprague LP (based on the number of outstanding Common Units reported by Sprague LP in its Quarterly Report on Form 10-Q filed with the SEC on November 4, 2021) and (ii) 100% of the outstanding incentive distribution rights of Sprague LP. In addition, Hartree owns 100% of the non-economic general partner interests in Sprague LP through its indirect wholly owned subsidiary, Sprague Resources GP LLC, the general partner of Sprague LP (“Sprague GP”).

Proposal

The proposed consideration represents:
•A 10.6% premium to the closing price of the Common Units on January 10, 2022, and more importantly, a 13.9% premium to the closing price of the Common Units on January 10, 2022 on an ex-Q4 2021 distribution basis;

•A 22.5% premium to the volume-weighted average price of the Common Units over the last 30 calendar days through January 10, 2022; and

•A price equal to the $16.50 per common unit price that affiliates of Hartree paid to an affiliate of Axel Johnson Inc. to acquire the 61.2% limited partner interest in Sprague LP in a transaction entered into on April 20, 2021, and a 10.3% premium to that price including the $1.54 in aggregate distributions paid to Sprague LP unitholders with a record date following the closing of the transaction with Axel Johnson.

Structure and Closing Conditions

We expect that the Transaction would be structured as a merger, through which a Hartree-controlled acquisition vehicle would merge into Sprague LP, with Sprague LP surviving the merger.

We expect the Transaction’s definitive agreements would contain terms customary for a transaction of this type, including a customary condition to closing related to obtaining the approval of holders of a majority of the Common Units. Hartree and its affiliates have access to sufficient funds to consummate the Transaction.

Process

We anticipate that the Board of Directors of Sprague GP will form a Conflicts Committee comprised entirely of directors satisfying the independence requirements of Sprague LP’s partnership agreement, and delegate to the Conflicts Committee the authority to evaluate and negotiate the Proposal, including, for the avoidance of doubt, the authority to reject the Proposal. We also anticipate that the Conflicts Committee will engage independent legal and financial advisors selected by the Conflicts Committee to advise it in connection with evaluating this Proposal.

In anticipation of such a delegation, we want to advise you that we are interested only in acquiring Common Units of Sprague LP and are not interested in selling any of our equity interests in Sprague LP or pursuing other strategic alternatives involving Sprague LP.

We would welcome the opportunity to present the Proposal in more detail to the Conflicts Committee and its advisors as soon as possible.

Advisors

We have engaged Evercore Group L.L.C. as our financial advisor and Vinson & Elkins LLP as our legal advisor, and we are prepared to dedicate such resources as may be necessary to complete negotiations, execute definitive agreements and close the Transaction as promptly as practicable.

Internal Approvals

This Proposal has been approved by Hartree’s Management Committee. Notwithstanding this approval, the entry into any definitive agreement is conditioned upon the negotiation of definitive agreements and the approval of those agreements by Hartree’s Management Committee as well as by the Board of Directors of Sprague GP.

Disclosures

We expect to make appropriate amendments to Hartree’s Schedule 13D, as required under applicable securities laws, disclosing this Proposal promptly upon delivery.

Legal Effect

The Proposal is non-binding, and no agreement, arrangement or understanding between the parties with respect to the Proposal or any other transaction (including any agreement to commence or continue negotiations) shall be created until such time as mutually satisfactory definitive agreements have been executed and delivered.

Hartree is well positioned to negotiate and complete the Transaction in an expeditious manner. If this Proposal is acceptable to the Conflicts Committee, Hartree is prepared to immediately negotiate definitive agreements in respect of the Transaction.

We look forward to receiving the Conflicts Committee’s response to this Proposal and working with you to complete a transaction that we believe is attractive to Sprague LP’s public unitholders.

Sincerely,

/s/ Stephen M. Hendel

Stephen M. Hendel
Managing Director
Hartree Partners, LP
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Forward Looking Statements
This press release includes forward-looking statements. These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the board of directors’ delegation of authority to the conflicts committee; the advisors expected to be retained by the conflicts committee; the parties’ ability to enter into the proposed transaction; the parties’ ability to consummate the proposed transaction; and the conditions to the completion of the proposed transaction, including the receipt of any necessary regulatory approvals. These are not all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements. Other applicable risks and uncertainties related to our business have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 5, 2021, and in Sprague’s subsequent Form 10-Q and Form 8-K filings, and other documents filed with the SEC. Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

Investor Contact:
Paul Scoff
+1 800.225.1560
investorrelations@spragueenergy.com
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